INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                           Proxy Statement Pursuant to
                              Section 14(a) of the
                               Securities Exchange
                                   Act of 1934
                                (Amendment No. __)

Filed by the Registrant   [X]

Filed by a Party other than the Registrant

Check the appropriate box:

        Preliminary Proxy Statement
        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
        Definitive Additional Materials
        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                CARECENTRIC, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)    Title of each class of securities to which transaction applies:

        (2)    Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)    Proposed maximum aggregate value of transaction:

        (5)    Total fee paid:

        Fee paid previously with preliminary materials.

        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)    Amount Previously Paid:

        (2)    Form, Schedule or Registration Statement No.:

        (3)    Filing Party:

        (4)    Date Filed:

1351002v3
                                  [INSERT LOGO]




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 31, 2001


     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of CareCentric, Inc., a Delaware corporation (formerly known as Simione Central Holdings, Inc.) ("CareCentric" or the "Company"), will be held at the executive offices of the Company located at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 on July 31, 2001 at 10:00 a.m., Atlanta time, for the following purposes:

     1.   To elect seven directors;

     2. To increase the number of shares of CareCentric common stock reserved for issuance under the Simione Central Holdings, Inc. 1997 Omnibus Equity-Based Incentive Stock Option Plan from 450,000 shares to 900,000 shares.

     3. To ratify the appointment by the Board of Directors of Grant Thornton LLP as independent accountants to audit the financial statements of the Company for the year ending December 31, 2001; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on June 12, 2001 will be entitled to notice of and to vote at the meeting.


                                  By Order of the Board of Directors,

                                  /s/ Ana McGary
                                  Ana McGary
                                  Secretary


Atlanta, Georgia
April 30, 2001



           Whether or not you plan to attend the meeting, please mark, sign, date and mail the accompanying form of proxy
                     as promptly as possible in the enclosed
                             postage-paid envelope.

                                CARECENTRIC, INC.
                             2625 Cumberland Parkway
                                    Suite 310
                             Atlanta, Georgia 30339

                                 PROXY STATEMENT

     The accompanying proxy is solicited by and on behalf of the Board of Directors of CareCentric, Inc., a Delaware corporation (formerly known as Simione Central Holdings, Inc.) ("CareCentric" or the "Company"), for use at the 2001 Annual Meeting of Stockholders to be held at the executive offices of the Company located at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 on July 31, 2001 at 10:00 a.m., Atlanta time (the "Annual Meeting"). We expect that this Proxy Statement and the enclosed proxy card will be sent or given to stockholders of the Company on or about June 15, 2001.

                                VOTING SECURITIES

     The Company has set the close of business on June 12, 2001 as the record date for the purpose of determining stockholders entitled to vote at the Annual Meeting. At the close of business on April 27, 2001, the Company had the following outstanding voting securities:

                                                          Votes per              Shares          Total
                                                            Share             Outstanding        Votes
                                                          ---------           -----------  -------------------
     Common Stock..................................          1.0                4,443,484           4,443,484
     Series B Preferred Stock......................          0.2                5,600,000           1,120,000
     Series C Preferred Stock......................          0.2                  850,000             170,000
     Series D Preferred Stock......................          1.0                  398,406             398,406
                                                                                           -------------------
              Total Votes..........................                                                 6,131,890
                                                                                           -------------------

                                  VOTE REQUIRED

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote is required for a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

     An affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and actually voting is required to elect directors (Proposal 1). The ratification of the appointment of the independent accountants (Proposal 3) will be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of such election, but will have the same effect as a negative vote with respect to the ratification of the appointment of the independent accountants.

     An affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required for the proposal to approve the increase in the number of shares reserved for issuance under the Company's Simione Central Holdings, Inc. 1997 Omnibus Equity-based Incentive Stock Option Plan (Proposal 2). Abstentions will have the effect of votes against this proposal. Broker non-votes will have no effect on the outcome of the voting.

     A broker non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The shares represented by the accompanying proxy will be voted as directed, or, if no direction is indicated, will be voted FOR:

     (i)  the election of the seven nominees for director identified below; and

     (ii) the increase in the number of shares of CareCentric common stock reserved for issuance under the 1997 Omnibus Equity-Based Incentive Stock Option Plan from 450,000 shares to 900,000 shares; and

     (iii)the   ratification   of  the   appointment   of   independent   public
          accountants.

     Each proxy executed and returned by a stockholder may be revoked at any time thereafter by giving written notice of such revocation to the Secretary of the Company prior to or at the Annual Meeting or by attending the Annual Meeting and electing to vote in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     The  officers  and  directors  of  the  Company   beneficially  own  shares
representing 3,426,208 total votes, or 55.9% of the votes to be cast, and intend to vote their shares in favor of all of the above proposals.

     There are no rights of appraisal or similar appraisal rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of seven (7) members. The current terms of all existing directors expire upon the election and qualification of the directors to be selected at this Annual Meeting. The Board of Directors has nominated the individuals indicated below for election to the Board of Directors at the Annual Meeting, each to serve for a one-year term to expire at the 2002 Annual Meeting. Proxies for the Annual Meeting may not be voted for a greater number of persons than the number of nominees listed below.

     The nominees have consented to being named herein and to serve if elected. If any of them should become unavailable for election prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

     The following sets forth information concerning each of the nominees for election to the Board of Directors, including his name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of the Company.

NOMINEES:

     Barrett C. O'Donnell, age 46, became a director of CareCentric (then Simione Central Holdings, Inc.) in October 1996. He served as Chairman of the Board of Directors of the Company from June 15, 1998 to August 8, 2000, and served as Chief Executive Officer and President from June 15, 1998 to September 9, 1999. From October 1992 until October 1996, Mr. O'Donnell served as Chairman of the Board of InfoMed Holdings, Inc., a Delaware corporation that merged with Simione Central Holding, Inc., a Georgia corporation, to form Simione effective October 8, 1996. Mr. O'Donnell also served as Chief Executive Officer of InfoMed from November 1994 to October 1996. From 1978 to present, Mr. O'Donnell has been Chairman of the Board, President and Chief Executive Officer of O'Donnell Davis, Inc., which is in the consulting and investment advisory services business.

     Dr. David O. Ellis, age 57, has been a director of CareCentric since March 7, 2000. Dr. Ellis is President and a director of EGL Holdings, Inc., an Atlanta-based merchant banking group providing investment services and capital to United States middle market companies. He has been with EGL and its predecessor company, Corporate Finance Associates, since 1982. Dr. Ellis is currently a director of several privately-held companies.

     R. Bruce Dewey, age 49, was appointed the President and Chief Executive Officer of the Company as of September 9, 1999. He became a director of CareCentric on March 7, 2000 upon the closing of the MCS/Simione merger pursuant to the terms of the Merger Agreement. Mr. Dewey remains Senior Vice President and Secretary of Mestek, and will spend approximately 75% of his time on CareCentric matters. Mr. Dewey has served as Senior Vice President and General Counsel of Mestek since 1994 and Secretary of Mestek since 1992. Mr. Dewey was Vice President - Administration prior to 1994. Prior to joining Mestek in 1990, Mr. Dewey was an attorney in private practice in Seattle, Washington from 1986 to 1990. Mr. Dewey was a director of MCS from June 1992 to August 1999.

     Winston R. Hindle, Jr., age 69, became a director of CareCentric on March 7, 2000 upon the closing of the MCS/Simione merger pursuant to the terms of the Merger Agreement. Mr. Hindle has been a director of Mestek since 1994. Mr. Hindle was Senior Vice President of Digital Equipment Corporation, Maynard, Massachusetts, prior to his retirement in July, 1994. In his 32 years with Digital, he managed both corporate functions and business units and was a member of Digital's Executive Committee. Mr. Hindle was a director of MCS, Inc. from 1994 until the date of the MCS merger in March 2000. Mr. Hindle is also a director of Keane, Inc., of Boston, Massachusetts and CP Clare Corporation of Beverly, Massachusetts.

     John E. Reed, age 84, became a director of CareCentric on March 7, 2000 upon the closing of the MCS/Simione merger pursuant to the terms of the Merger Agreement. He became Chairman of the Board of Directors of the Company on August 8, 2000. Mr. Reed had been the Chairman of the Board of MCS from 1986 to the date of the MCS/Simione merger. Mr. Reed has been a director of Mestek since 1986. Mr. Reed has been Chairman of the Board, President and Chief Executive
Officer of Mestek since 1989. From 1986 until 1989 he was President and Chief Executive Officer and prior to the 1986 merger of Mestek, Inc. and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a director of Wainwright Bank & Trust Co., Boston, Massachusetts.

     William J. Simione, Jr., age 59, became a director of CareCentric (then Simione) in October 1996. He left the Board of Directors in June 2000 when its membership was reduced to seven, and was re-appointed to the Board of Directors in November 2000 upon the occurrence of a vacancy. He currently serves as Executive Vice President of CareCentric and President of its subsidiary, Simione Consulting, Inc. He is a certified public accountant who previously served as Vice Chairman of the Board and Executive Vice President of the Company from October 1996 to March 2000. From January 1996 until October 1996, Mr. Simione served as the President of Simione Central, Inc., a wholly owned subsidiary of CareCentric. From January 1975 until December 1995, Mr. Simione was Managing Partner of the Home Health Care Consulting Division of Simione & Simione, CPAs. Since September 1995, Mr. Simione has also served as a director and an audit and governance committee member of Personnel Group of America, Inc., a leading provider of information technology services and commercial staffing solutions. Mr. Simione has 35 years of experience in the home health care industry.

     Edward K. Wissing, age 62, became a director of CareCentric on March 7, 2000 upon the closing of the MCS/Simione merger pursuant to the terms of the Merger Agreement. Mr. Wissing retired in 1998 from American HomePatient of Nashville, Tennessee, a regional provider of home health care products and services, a company which he founded. He maintains an active role in the home health care industry and has twice chaired the Health Industry Distributors Association (HIDA). Mr. Wissing has also served as chairman of HIDA's Educational Foundation and serves on the board of American HomePatient and Psychiatric Solutions, Inc., a Nashville-based mental health services provider.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF
                 THE SEVEN NOMINEES LISTED ABOVE AS DIRECTORS.

Board of Directors and Committee Meetings

     The Board of Directors of the Company held seven meetings during 2000, two prior to and five after the MCS/Simione merger on March 7, 2000. Two of the meetings were held telephonically. After the merger, all directors were present at the meetings, except each of Mr. O'Donnell, Mr. Hindle, Mr. Wissing and Mr. Treu were excused from one meeting. Mr. Treu resigned from the Board of Directors in January 2001. During 2000, the Board of Directors had an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee.

     After the completion of the MCS merger, the Board of Directors reorganized its committee structure. The current committee memberships are as follows:

         Executive Committee:                 John E. Reed (Chairman)
                                              R. Bruce Dewey
                                              Barrett C. O'Donnell

         Compensation Committee:              David O. Ellis (Chairman)
                                              John E. Reed

         Audit Committee:                     Winston R. Hindle, Jr. (Chairman)
                                              David O. Ellis
                                              Edward K. Wissing

         Nominating Committee:                William J. Simione, Jr.
                                              Edward K. Wissing
                                              Winston R. Hindle, Jr.

The Audit Committee:

     o    reviews the Company's accounting practices and financial results;

     o consults with and reviews the services provided by the Company's independent accountants;

     o    reviews the independence of the Company's independent accountants;

     o reviews and approves, with the concurrence of a majority of the disinterested directors of the Company, transactions, if any, with affiliated parties; and

     o    acts under the terms of the Audit Committee charter.

     The current Audit Committee consists of Mr. Hindle (chairman), Dr. Ellis, and Mr. Wissing.

The Compensation Committee:

     o reviews and recommends to the Board of Directors the compensation, bonus and benefits of the chief executive officer and reviews the recommendations of the chief executive officer regarding the compensation, bonus and benefits of all of the executive officers of the Company;

     o reviews and recommends to the Board of Directors grants of stock options for employees and directors whether under plans or otherwise;

     o    administers and approves the Company's compensation and benefit plans;
          and

     o reviews general policies relating to compensation and benefits of employees of the Company.

     The members of the Compensation Committee during 2000 were David O. Ellis, John E. Reed and Jesse I. Treu and the current Committee is Messrs. Ellis (chairman) and Reed. The Compensation Committee held two meetings during 2000.


     The following Report of the Audit Committee, Report of Compensation Committee and the Stockholder Return Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

REPORT OF THE AUDIT COMMITTEE

     The Board of Directors has established and maintains an Audit Committee comprised of three of the Company's non-employee directors. The Board of Directors and the Audit Committee believes that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition as currently in effect, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(14). The Board of Directors has adopted a written Charter of the Audit Committee, a copy of which is attached as Appendix A hereto.

     The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with United States generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2000 with management and the independent auditors, together and separately including without limitation, a discussion with the independent auditors of the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 titled "Communication with Audit Committees" and received written disclosures regarding the independence of the independent auditors from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee also considered the compatibility of the non-audit services the Company received from its independent auditors and the effect of such engagements on the independence of the independent auditors. The Audit Committee had previously met with management to discuss the interim financial statements of the Company for each applicable reporting period prior to the filing or distribution of such financial statements.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

     In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with Securities and Exchange Commission.

                                 AUDIT COMMITTEE
                                 Winston R. Hindle (Chairman)
                                 David O. Ellis
                                 Edward K. Wissing

Principal Accounting Firm Fees

     The Company incurred the following fees for services performed by Grant Thornton LLP in 2000:

     Audit Fees:

     Fees for the year 2000 audit and the review of Forms 10-Q in 2000 were $68,000, of which an aggregate amount of $13,000 had been billed through December 31, 2000.

     Financial Information System Design and Implementation Fees:

     None

     All Other Fees:

     Aggregate fees billed for all other services rendered by Grant Thornton LLP for the year ended December 31, 2000 were $25,600.


Voting Agreement

     The MCS merger agreement contains a voting agreement regarding the election of directors, which was amended on July 12, 2000. Under this amended voting agreement, the directors of CareCentric are required for a period of eighteen
(18) months after the closing of the MCS merger (the period from March 7, 2000 to September 7, 2001) to nominate seven individuals for election to the CareCentric Board of Directors in each proxy statement relating to an annual or special meeting of the Company's stockholders at which directors will be elected, three (3) of whom shall be designees of John E. Reed, Stewart B. Reed and E. Herbert Burk, the three former major stockholders of MCS, two of whom shall be the designees of the CareCentric Board of Directors, one of whom shall be the designee of the former stockholders of CareCentric Solutions, Inc. (CSI), and one of whom shall be the chief executive officer of Simione. The three designees of the former MCS major stockholders for election to the CareCentric Board of Directors at the Annual Meeting are John E. Reed, Winston R. Hindle, Jr. and Edward K. Wissing. The two designees of the CareCentric Board of Directors for election at the Annual Meeting are Barrett C. O'Donnell and David
O. Ellis.

     Messrs. John E. Reed, Stewart Reed and E. Herbert Burk are obligated to vote their CareCentric shares in favor of all nominees named in CareCentric's proxy statements. However, CareCentric will not be required to nominate, and Messrs. J. E. Reed, S. B. Reed and Burk will not be required to vote for, a particular candidate if that candidate is subject to disqualifications related to potential director misconduct.

Director Compensation

     Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not officers of the Company received fees in the form of options to purchase 5,000 shares of the Common Stock of the Company on January 5, 2001. All directors receive reimbursement for certain expenses in connection with attendance at Board of Directors and Committee meetings.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors is currently comprised of Dr. David O. Ellis and John E. Reed. None of these directors ever served as an officer or employee of the Company or any of its subsidiaries. Mr. Jesse I. Treu was a member of the Compensation Committee until his resignation on January 12, 2001.

     On July 12, 1999, Simione entered into a merger agreement (the "Agreement") with CareCentric Solutions, Inc. (CSI). The CSI merger was completed on August 12, 1999, for total consideration of $9,312,460. Under the Agreement, CSI merged into a wholly-owned subsidiary of Simione, and Simione issued 3,034,521 shares of Series A Preferred Stock to the former preferred stockholders and noteholders of CSI and paid $3.00 per share in cash to the former common stockholders of CSI (approximately $200,000 in the aggregate). On March 7, 2000, Simione's stockholders approved the conversion of the Series A Preferred Stock into CareCentric common stock. After giving effect to the Company's one-for-five reverse stock split effected on the same date, the Series A Preferred Stock was converted into 606,904 shares of CareCentric common stock on March 7, 2000. Mr. Treu was a stockholder and director of CareCentric. As a result of the merger, Mr. Treu received beneficial ownership of 155,424 shares of Simione common stock. Pursuant to the terms of the July 12, 1999 Merger Agreement by which the company acquired the stock of CSI, the Company was required to issue up to an additional 606,904 shares of common stock to the former preferred shareholders and noteholders of CSI if the average closing price of the Company's stock for the period October 1, 2000 through December 31, 2000 is not greater than $15.00 per share. Since the Company's average closing stock price for the fourth quarter of 2000 was less than $15.00 per share, on March 19, 2001, the Company issued 593,688 shares of its common stock to the former preferred shareholders and noteholders of CSI. The Company has asserted that it is not required to issue 13,216 additional shares of its common stock nor to distribute 150,740 shares of common stock currently being held by it in escrow under the terms of the CareCentric Solutions Merger Agreement based upon various indemnification and expense overages claims it believes it has against the former CSI preferred shareholders and noteholders. Representatives of the CSI parties disputed these claims. The Company has negotiated a settlement of these claims with the representative of the CSI parties pursuant to which 88,586 shares of common stock will be released from escrow and distributed to the CSI preferred shareholders and noteholders, the remaining 62,154 escrow shares will be cancelled, no additional shares of common stock will be issued, and the parties will execute a comprehensive settlement agreement.

     The Company had a consulting agreement with EGL Holdings, a venture capital firm, whereby EGL provided consulting services on general business operations and corporate investments including financial analysis, review of industry trends and assistance with respect to merger or acquisition opportunities. Dr. Ellis, a director of the Company, is a partner of EGL. The consulting agreement expired on June 30, 1999 and provided for a monthly consulting fee of $5,000, plus reimbursement of out-of-pocket expenses. The fees were determined by negotiation between the parties. The Company did not pay any consulting fees to EGL for the years ended December 31, 1999 and December 31, 2000.

     On May 26, 1999, the Company signed an agreement ("MCS Agreement") to merge with MCS, Inc., a wholly-owned subsidiary of Mestek, Inc. The MCS Agreement was amended in August 1999 to provide that the calculation of the merger consideration would not include the shares issued in the CareCentric Solutions merger and was further amended in September 1999 to provide for additional funding from Mestek and the spin-off of MCS to Mestek stockholders. On March 6,

2000, MCS was spun off from its former parent company, Mestek, Inc. On March 7, 2000, the Company completed the merger with MCS, Inc. The Company issued approximately 1.5 million shares of common stock to MCS stockholders in exchange for all of the outstanding shares of MCS common stock. This number of shares has been adjusted to reflect a one-for-five reverse stock split that was completed immediately prior to the merger. In connection with the closing of the merger, Mestek invested $6 million in the Company in exchange for 5.6 million shares of Series B preferred stock and warrants to purchase 400,000 shares of CareCentric common stock. The $6 million investment consisted of the cancellation of $4 million in aggregate principal value of promissory notes and payment of interest accrued thereon, and payment of the remaining amount in cash to CareCentric at the closing of the merger. The consideration paid by CareCentric to acquire MCS was determined by reference to a valuation report from an independent valuation firm and as a result of arms-length negotiations. The description of the MCS merger agreement contained herein is qualified in its entirety by reference to the Second Amended and Restated Agreement and Plan of Merger and Investment Agreement dated as of October 25, 1999 by and among the Company, MCS, Mestek, Inc. and three major stockholders of Mestek included as Exhibit 2.1 to the Company's Registration Statement on Form S-4 (Registration No. 333-96529) and incorporated herein by reference.

     On June 22, 2000, Simione closed a financing with John E. Reed, a CareCentric director and the chief executive officer of Mestek, of up to $7 million. The financing consisted of $1 million in cash for 398,406 shares of Series D Preferred Stock of CareCentric, with a 9% annual cumulative dividend, convertible into CareCentric's common stock at an initial conversion price of $2.51 per share, with voting rights equal to those of the common stock; and a $6 million subordinated revolving line of credit facility, convertible into common stock of CareCentric, with a 9% interest rate and five-year maturity.


                                CHANGE OF CONTROL

     Except as set forth under "-- Director Compensation," there were no other material transactions between the Company and any of the members of the Compensation Committee during the year ended December 31, 2000.

     One of the stockholders, John E. Reed, by virtue of the spin-off of MCS to the stockholders of Mestek and the merger of MCS into Simione, controls approximately 19.4% of the common stock on matters to be voted upon by stockholders of the Company. The Series B Preferred Stock issued to Mestek has voting rights equal to 1,120,000 shares of CareCentric common stock, or approximately 18.2% of the total voting power. The Series C Preferred Stock, issued to Mestek upon conversion of its promissory note at the closing of the merger, has voting rights equal to 170,000 shares of CareCentric common stock, or approximately 2.8% of the total voting power. The Series D Preferred Stock issued to Mr. Reed has voting rights equal to 398,406 shares of CareCentric common stock, or approximately 6.5% of the total voting power. Mr. Reed, through direct share ownership and as trustee under various family trusts, controls a majority of the vote on matters to be voted upon by stockholders of Mestek. This voting power at the Mestek level makes Mr. Reed capable of exercising voting power of the Series B and Series C Preferred Stock at the CareCentric level. Accordingly, through his direct and indirect control of approximately 19.4% of CareCentric common stock, his indirect control of the Series B and Series C Preferred Stock, and his ownership of the Series D Preferred Stock, Mr. Reed has significant control over the total voting power on matters to be voted upon by stockholders of CareCentric.

     In addition, as a result of these holdings, Mr. Reed was able to determine the composition of the MCS board designees that were appointed to the CareCentric Board of Directors.


             PROPOSAL 2 - INCREASE IN THE NUMBER OF SHARES RESERVED
              FOR ISSUANCE UNDER THE SIMIONE CENTRAL HOLDINGS, INC.
                       OMNIBUS EQUITY-BASED INCENTIVE PLAN

     CareCentric maintains the Simione Central Holdings, Inc. 1997 Omnibus Equity-based Incentive Stock Option Plan, as amended (the "Plan"), which allows CareCentric to grant equity-based compensation to key employees, officers, directors and consultants of CareCentric or any of its affiliates. There are currently 450,000 shares of CareCentric common stock authorized to be granted under the Plan. The number of shares of CareCentric common stock associated with any forfeited option, as described below, is added back to the number of shares that can be issued under the Plan. The Plan was adopted by the Board of Directors of CareCentric on March 26, 1997 and approved by the its stockholders on June 21, 1997. At the Annual Meeting of CareCentric for the year ended December 31, 1998, held March 8, 2000, in connection with the MCS merger vote the shareholders of CareCentric voted to increase the number of shares authorized to 450,000.

     The Board of Directors has proposed to increase the number of shares of CareCentric common stock available for grant under the Plan as of July 31, 2001 by 450,000 to a total of 900,000, subject to stockholder approval at this Annual Meeting. Awards under the Plan are to be recommended by the Compensation Committee of the CareCentric Board of Directors and approved by the Board of Directors. The Plan permits the Compensation Committee and the Board of Directors to make awards of a variety of equity-based incentives, including stock awards, incentive stock options and non-qualified stock options to purchase shares of CareCentric common stock, stock appreciation rights, phantom shares, performance unit appreciation rights, and dividend equivalent rights (collectively, "Stock Incentives"). As of March 31, 2001, there were options to purchase 438,986 shares of CareCentric common stock outstanding under the Plan, 301,186 of which are exercisable.

Effect of Increase in Shares

     The proposed amendment will increase the maximum number of shares that may be issued under the Plan. The other terms of the Plan will remain unchanged. These terms are described below.

     The amendment to increase the number of shares may have the effect of increasing the number of outstanding shares of CareCentric common stock if the stock options granted vest and are exercised by the payment of the applicable exercise price. CareCentric intends to register the additional shares under the Securities Act of 1933 and list them on the Nasdaq SmallCap Market. Although CareCentric intends to grant stock options under the Plan at an exercise price equal to the market price on the date of grant, the exercise of the options could have a dilutive effect if the stock price later increases.

Grants of Stock Incentives

     The number of shares of common stock as to which a Stock Incentive is granted and to whom any Stock Incentive is granted shall be recommended by the compensation committee and approved by the Board of Directors, subject to the provisions of the Plan. Stock Incentives issuable may be made exercisable or settled at such prices and may be made forfeitable or terminable under such terms as are established by the Compensation Committee and approved by the Board of Directors, to the extent not otherwise inconsistent with the terms of the Plan. Each Stock Incentive will be evidenced by a Stock Incentive agreement or made subject to the terms of a Stock Incentive program, each containing terms and restrictions as the Compensation Committee, as approved by the Board of Directors, may deem appropriate. Under the Plan as amended to date, no participant may be granted during any one year period rights to shares of common stock under options and stock appreciation rights which, in the aggregate, exceed 250,000 shares of common stock.

Exercise Price

     The Plan allows for the grant of incentive stock options and non-qualified stock options. The Compensation Committee will recommend and the Board of Directors will determine whether an option is an incentive stock option or a non-qualified stock option at the time the option is granted. The exercise price of an option is established by recommendation of the Compensation Committee and action of the Board of Directors. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant controls more than 10% of the voting power of CareCentric or a subsidiary. Non-qualified stock options may be made exercisable at a price equal to, less than or more than the fair market value of the common stock on the date that the option is awarded. The Board of Directors may permit an option exercise price to be:

     - paid in cash or by the delivery of previously-owned shares of common stock;

     -    satisfied through a cashless exercise executed through a broker; or

     - satisfied by having a number of shares of common stock otherwise issuable at the time of exercise withheld.

Terms of Options

     The term of an option will be specified in the applicable Stock Incentive agreement. The term of an incentive stock option may not exceed ten years from the date of grant. However, any incentive stock option granted to a participant who controls more than 10% of the voting power of CareCentric or a subsidiary will not be exercisable after the expiration of five years after the date the option is granted. Subject to any further limitations in a Stock Incentive agreement, in the event of a participant's termination of employment, an incentive stock option will become unexercisable no later than three months after the date of such termination of employment. However, if termination of employment is due to death or disability, a one year period will be substituted for the three-month period.

Stock Appreciation Rights

     Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Compensation Committee, subject to the approval of the Board of Directors, may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of common stock or in cash, according to terms established by the Compensation Committee and approved by the Board of Directors with respect to any particular award.

Eligibility to Participate

     The classes of persons eligible to participate in the Plan, and the approximate number of persons in each class, are listed below.

                                                   APPROXIMATE NUMBER
CLASS                                                OF PARTICIPANTS
-----                                           ------------------------
Executive Officers                                            7
Non-Executive Employees*                                     30
Non-Employee Directors                                        5

*All employees of the Company are eligible to participate under the terms of the Plan; however, under the current requirements of the Compensation Committee and the Board of Directors of the Company, only the number set forth above would be currently eligible.

Transferability of Stock Incentives

     Stock Incentives generally are not transferable or assignable during a holder's lifetime. However, Stock Incentives may include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. At the Board of Directors' discretion, Stock Incentives that are subject to termination upon termination of employment may be canceled, accelerated, paid or continued, subject to the terms of the applicable Stock Incentive agreement and to the provisions of the Plan.

Adjustments to Stock Incentives

     The number of shares of common stock reserved for issuance in connection with the grant or settlement of Stock Incentives or to which a Stock Incentive is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of CareCentric. In the event of certain corporate reorganizations, Stock Incentives may be substituted, canceled, accelerated, cashed-out or otherwise adjusted by the compensation committee, provided such adjustment is not inconsistent with the terms of the Plan or any agreement reflecting the terms of a Stock Incentive.

Plan Amendments

     Although the Plan may be amended by the Board of Directors of CareCentric without stockholder approval, the Board of Directors also may condition any such amendment upon stockholder approval if stockholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. No such action by the Board of Directors may adversely affect the rights of a holder of a Stock Incentive without the holder's consent. Because the listing requirements of The Nasdaq Stock Market and the federal tax regulations governing incentive stock options require stockholder approval for certain stock-based management incentive plans, CareCentric is submitting this proposal to increase the shares authorized under the Plan for approval by CareCentric's stockholders.

     The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting or a special meeting of stockholders and actually voting is required for approval of the increase in the number of shares reserved for issuances under the Plan.

New Plan Benefits

     The amount of future stock incentives under the Plan to

     -    CareCentric's Chief Executive Officer;

     -    CareCentric's named executive officers;

     -    all current executive officers as a group; and

     - all employees, including all officers who are not executive officers, as a group are not determinable because, under the terms of the Plan, grants are made at the recommendations of the Compensation Committee and at the discretion of the Board of Directors. Future option exercise prices under the Plan are not determinable because they are based upon the fair market value of CareCentric's common shares on the date of grant (if an incentive stock option) and stock exchange rules.

Federal Income Tax Consequences to Participants

     The following discussion addresses certain anticipated federal income tax consequences to recipients of Stock Incentives made under the Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time a participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and CareCentric will then be entitled to a corresponding deduction.

     A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the common stock purchased pursuant to the option. A participant will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If a participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is issued to him or her, the gain will be capital gain and CareCentric will not get a corresponding deduction. If a participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and CareCentric will be entitled to a corresponding deduction. If the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If a participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

     A participant generally will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit appreciation right or phantom share. At the time a participant receives payment under any of these equity incentives, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the common stock received, and CareCentric will then be entitled to a corresponding deduction.

     A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code. However, when the shares of common stock that are subject to the stock award become transferable by the participant and are no longer subject to a substantial risk of forfeiture, a participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and CareCentric will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award that is subject to a substantial risk of forfeiture, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at the time of grant and CareCentric also will be entitled to a corresponding deduction at that time.

     Limited Nature of Discussion. The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of Stock Incentives under the Plan. CareCentric has not undertaken to discuss the tax treatment of Stock Incentives under the Plan in connection with a change in control. Such treatment will depend on the terms of the transaction and the method of dealing with the Stock Incentives in connection therewith. It is strongly recommended that all participants consult their own tax advisors concerning the federal, state and local income and other tax considerations relating to such Stock Incentives. In particular, it is recommended that each participant consult his or her own tax advisor as to the alternative minimum tax consequences of Stock Incentives, the special tax considerations for a participant who is subject to Section 16(b), whether it would be beneficial to make a Section 83(b) Election, whether to exchange shares in order to exercise an option, and as to any state or local tax consequences relating to Stock Incentives under the Plan.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
             THE APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES OF CARECENTRIC COMMON STOCK RESERVED FOR ISSUANCE UNDER THE INCENTIVE PLAN



                      PROPOSAL 3 - APPROVAL OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has voted to appoint the accounting firm of Grant Thornton LLP as independent public accountants to audit the financial statements of the Company for the year ending December 31, 2001 and recommends that the stockholders of the Company ratify such appointment at the Annual Meeting of the Company. Although approval or ratification by the stockholders of the appointment of independent public accountants is not required, the Company has decided to follow the practice of submitting such appointment for approval by the stockholders. The persons named in the accompanying proxy intend, subject to the discretionary authority above, to vote FOR the Approval of the Appointment of Grant Thornton LLP. If such approval is not obtained, the Board of Directors of the Company will reconsider its appointment of Grant Thornton LLP. A representative of Grant Thornton LLP has been invited and is expected to be present at the Annual Meeting where he or she will have an opportunity to make a statement if he or she desires, and he or she will be available to respond to appropriate questions. See "Independent Public Accountants" for further discussion of the recent changes in the Company's independent public accountants.

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee consists entirely of nonemployee directors and determines the compensation paid to the chief executive officer. The Compensation Committee also determines, based upon the recommendations of the Chief Executive Officer, all compensation paid to the other executive officers of CareCentric. The Compensation Committee believes that for CareCentric to be successful long-term and for it to increase stockholder value it must be able to hire, retain, adequately compensate and financially motivate talented and ambitious executives. The Compensation Committee attempts to reward executives for both individual achievement and overall company success.

     Executive compensation is made up of three components:

     BASE SALARY: An executive's base salary is initially determined by considering the executive's level of responsibility, prior experience and compensation history. Published salaries of executives in similar positions at other companies of comparable size, in sales and/or number of employees, is also considered in establishing base salary.

     Cash Bonus: CareCentric maintains various incentive bonus plans to provide annual cash bonuses to certain executives and other employees. These bonuses are based, in part, on the Company's financial performance during the previous fiscal year as compared to its budget, among other departmental or business unit goals and milestones. In addition, objective individual measures of performance and attainment of goals compared to the individual's business unit plan and profit performance are considered. A subjective rating of the executive's personal performance is also considered.

     Stock Options: The Compensation Committee believes that the granting of stock options is directly linked to increased executive commitment and motivation and to the long-term success of CareCentric. The Compensation
Committee thus awards stock options to certain executives. The Compensation Committee uses both subjective appraisals of the executive's performance and contribution to the success of the Company's major initiatives and the Company's performance and financial success during the previous year to determine option grants.

     Mr. R. Bruce Dewey, who became Chief Executive Officer of CareCentric on September 9, 1999, was paid an annual base salary of $175,000 in 2000. Since Mr. Dewey will devote 25% of his time to his duties as Senior Vice President of Mestek, 25% of this salary was paid directly by Mestek. Mr. Dewey was granted 30,000 incentive stock options under the Plan at an exercise price of $8.75 per share upon his hiring on September 9, 1999. Mr. Dewey was granted 25,000 non-plan options at an exercise price of $2.51 per share and 175,000 incentive stock options at an exercise price of $3.83 per share under the Plan in November 2000. Mr. Dewey is entitled to severance equal to 12 months salary plus any applicable bonus in the event he is terminated without cause and does not return to full-time employment at Mestek.

     The Compensation Committee considered the salaries of other chief executive officers in the health care information systems industry in establishing the Chief Executive Officer's salary. In addition, the Compensation Committee can consider awarding the Chief Executive Officer cash bonuses and stock option grants.

     It should be noted that:

     o exceptions to the general principles stated above are made when the Compensation Committee deems them appropriate to stockholder interest;

     o    the  Compensation   Committee   regularly  considers  other  forms  of
          compensation and modifications of its present policies, and will make changes it deems appropriate; and

     o the competitive opportunities to which the Company's executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable, with the result that the compensation committee's information about such opportunities is often anecdotal.

     Section 162(m) of the Code establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000 per year unless certain requirements are met. CareCentric does not anticipate that any employee will exceed such $1,000,000 cap in the near future but will make necessary adjustments if and when this occurs.

                                                     Compensation Committee

                                                     David O. Ellis (Chairman)
                                                     John E. Reed



Compensation Summary

     The following table sets forth all compensation paid by the Company for the years ended December 31, 2000, 1999 and 1998 to each of the individuals who served as Chief Executive Officer during 2000, and to the four most highly compensated other executive officers (together, the "Named Executive Officers").

     Summary Compensation Table

                                                                                             Long-Term
                                                                                           Compensation
                                                     Annual Compensation                   --------------
                                     ----------------------------------------------------    Number of
                                                                                            Securities
                                                                                            Underlying       All Other
                                                  Salary          Bonux        Other          Options      Compensation
   Name and Principal Position         Year         ($)            ($)        ($)(2)         Grants(#)         ($)(1)
   -------------------------------   ---------- --------------  ---------- --------------  --------------  --------------
   R. Bruce Dewey                      2000        175,000          --          --            200,000              --
   President and Chief Executive       1999         55,136          --          --             30,000              --
   Officer (3)                         1998             --          --          --                 --              --

   William J. Simione, Jr.             2000        300,000          --          --                 --           5,511
   Executive Vice President and        1999        300,000          --          --             15,000           5,284
   President Simione Consulting        1998        300,000          --          --                 --             784

   Robert J. Simione                   2000        225,000          --          --                 --           3,829
   Senior Vice President of Simione    1999        225,000          --          --              8,000           4,202
   Consulting                          1998        225,000          --          --                 --             827

   Jack Arthur                         2000        187,500          --          --              5,000          67,698
   Senior Vice President of Product    1999        150,000      39,550          --             15,000           1,845
   Management and Quality              1998             --          --          --                 --              --
   Assurance (3)

   Kathryn B. McClellan                2000        153,542          --          --              5,000           1,997
   Senior Vice President of            1999        147,962          --          --              3,000           2,125
   Corporate Relations                 1998        124,768          --          --                 --             400

---------------------------

(1) Represents 401(k) match, excess group life insurance and other compensation specified in notes below.

(2)  In accordance with the rules on executive officer  compensation  adopted by
     the   Securities   and  Exchange   Commission,   amounts  of  Other  Annual

     Compensation for 1998, 1999 and 2000, which would include incremental costs to the Company of perquisites and personal benefits, are excluded because they are less than $50,000 or less than 10% of the total annual salary and bonus compensation for each of such individuals in the Summary Compensation Table.

(3) Mr. Dewey became Chief Executive Officer of the Company on September 9, 1999, and was paid an annual base salary of $175,000 in 1999 and 2000. Since Mr. Dewey devotes 25% of his time to his duties as Senior Vice President of Mestek, 25% of this salary is paid directly by Mestek and the Company is responsible for the balance, or approximately $41,350 for 1999 and $131,250 for 2000.

(4) Mr. Arthur became an executive officer of the Company in January 1999. On January 19, 1999, the Company advanced $200,000 in cash to Mr. Arthur pursuant to an unsecured promissory note with recourse. Under the terms of the promissory note, payments are to be made as follows: a lump sum payment of $100,000 on January 19, 2001 and $8,333.33 each month thereafter for 12 months. Interest on the outstanding principal balance of the note from the date of the note until it is fully paid will accrue at the prime interest rate announced from time to time by Wachovia Bank. The note provides that the payment obligations of Mr. Arthur may be forgiven, in whole or in part, by the Company in the event Mr. Arthur achieves annual performance objectives to be established by the Company and Mr. Arthur. The annual objectives shall be set at the beginning of each calendar year for the years 1999, 2000 and 2001 with one third of the loan forgiven upon successful performance each year. The objectives for 1999 consisted principally of cost reduction in the Company's development efforts and realignment of product development to integrate technologies of acquired products with existing company products. The performance objectives for
     2000 were set in the first quarter of 2000 and are related to the performance in product management, quality assurance and development projects. The performance objectives for 2001 have not been established. The Company shall, through its Chief Executive Officer, have sole discretion concerning whether to forgive any of such payment obligations. The 1999 objectives were met and accordingly $66,667 of the note was forgiven on January 19, 2000. The principal amount and interest forgiven will be recorded as compensation expense. Consideration of whether the 2000 objectives have been met by Mr. Arthur and the commencement of payments under the note have both been deferred to later in 2001.


Grants of Stock Options

     The following table sets forth certain information with respect to individual grants of stock options by the Company to the named Executive Officers during the year ended December 31, 2000.

                        Option Grants in Last Fiscal Year

                                                                                                         Potential Realizable
                                       Number of                                                           Value at Assumed
                                       Securities       % of Total                                          Annual Rates of
                                       Underlying      Options/SARs                                        Appreciation for
                                      Options/SARs      Granted to                                          Option Term (2)
                                        Granted        Employees in     Exercise Price    Expiration    ------------------------
Name                                     (#)(1)         Fiscal Year         ($/Sh)           Date         5% ($)       10%($)
------------------------------------ --------------- ------------------ ---------------- -------------- ------------------------
R. Bruce Dewey                              175,000       63.7%                3.83              11/09   421,517       1,068,206
R. Bruce Dewey                               25,000        9.1%                2.51              11/09     39,463        100,007
Jack Arthur                                   5,000        1.8%                4.00              11/09      3,144          7,969
Kathryn B. McClellan                          5,000        1.8%                4.00              11/09      3,144          7,969

-------------------

(1) The stock options reflected in this table vest as to 33 1/3% of the shares of Common Stock covered thereby on the first, second and third anniversary of the date of grant. The exercise price of all such stock options reflected in this table is equal to the fair market value of the Common Stock on the date of grant, except for the non-qualified grant to Mr. Dewey which was at $2.51 per share, less than fair market value.

(2) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission (the "Commission") and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. The actual value, if any, that an executive officer may ultimately realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Therefore, there can be no assurance that the value realized by an executive officer upon actual exercise of the stock options granted in 2000 will be at or near the Potential Realizable Value indicated in the table.

Option Exercises and Holdings

     The following table sets forth information concerning options exercised during the fiscal year ended December 31, 2000 and the value of unexercised stock options held at the end of the fiscal year ended December 31, 2000 by each named Executive Officer.

                           Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
                               Shares
                               Acquired                            Number of Securities
                               on               Value             Underlying Unexercised          Value of in-the-Money
                               Exercise        Realized                 Options at                      Options at
            Name                  (#)            ($)               December 31,2000 (#)         December 31, 2000 ($) (1)
--------------------------     ---------       --------      --------------------------------- -----------------------------
                                                              Exercisable     Unexercisable    Exercisable   Unexercisable
R. Bruce Dewey                     --             --               10,000          220,000              0         18,500
William J. Simione, Jr.            --             --               22,111            5,000              0              0
Robert J. Simione                  --             --               11,389            2,667              0              0
Jack Arthur                        --             --               10,000           10,000              0              0
Kathryn B. McClellan               --             --               10,000           16,000              0              0

------------------

(1) Dollar values were calculated by determining the difference between the fair market value of the underlying securities at year-end at $3.25 per share, as adjusted for the one-for-five reverse split effected on March 7, 2000, and the exercise price of the options.

Employment Agreements

     A subsidiary of the Company has an employment agreement with each of Mr. William J. Simione, Jr. and Mr. Robert Simione, which provides for a base salary, plus benefits, and a potential bonus payable at the discretion of the Board of Directors. Each agreement was signed on January 1, 1996 and had an initial five year term that can be renewed for additional one year terms unless terminated by either party. Each agreement provides for severance upon a change of control of the Company equal to three times the average annual compensation for the five year period preceding the date of the change of control of the Company. Each agreement was renewed for a one year period ending December 31, 2001 subject to early termination by either party.

     The Company has various obligations to each of Messrs. Dewey and Arthur. See Note 3 and Note 4 to Summary Compensation Table above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to the number of shares of CareCentric common stock that will be beneficially owned as of April 30, 2001 as follows:

     o    each director of CareCentric;

     o the Chief Executive Officer and the four other most highly compensated executive officers of CareCentric;

     o    all CareCentric directors and executive officers, as a group; and

     o    each  person,   entity,  or  group  of  affiliated  persons  known  by
          CareCentric   to  be  the   beneficial   owner  of  more  than  5%  of
          CareCentric's common stock, based on that person's or entity's ownership of CareCentric common stock and the number of outstanding shares of CareCentric common stock as of April 30, 2001.

     For purposes of this table, beneficial ownership of securities is defined according to the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, CareCentric believes that the beneficial owners of shares of CareCentric common stock listed below will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after the date as of which these data are presented. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which this person has the right to acquire within 60 days after the date as of which these data are presented are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

     The percentages were calculated based on the ratio of the number of shares of CareCentric common stock beneficially owned by such beneficial owner as of April 30, 2001 to the sum of:

     o 4,443,484, the total number of outstanding shares of common stock as of April 30, 2001;

     o the number of shares of common stock issuable upon exercise of options or warrants held by the applicable beneficial owner exercisable within 60 days of April 30, 2001; and

     o the number of shares of common stock issuable upon the conversion of the Company's Series D Preferred Stock by the applicable beneficial owner.

     The table reflects the one-for-five reverse stock split (the "Reverse Split") that became effective on March 7, 2000. The number of shares shown below does not reflect ownership of 5,600,000 shares of Series B Preferred Stock and 850,000 shares of Series C Preferred Stock. The Series B Preferred Stock and the Series C Preferred Stock each have 0.2 votes per share. Neither the Series B Preferred Stock nor the Series C Preferred Stock is convertible into common stock. Mestek owns 100% of the Series B Preferred Stock and 100% of the Series C Preferred Stock. The "total voting power" reflects the effect of the Series B Preferred Stock and Series C Preferred Stock.

                                                    SHARES OF COMMON STOCK             TOTAL
                                                         BENEFICIALLY                 VOTING
                                                            OWNED                      POWER
                                                  ------------------------------    ------------
NAME OF BENEFICIAL OWNER                                 NUMBER     PERCENT
------------------------                                 ------     -------

Mestek, Inc.(1)(2)                                      995,108         17.1          32.1
John E. Reed(1)(2)(3)                                 1,959,490         33.6          45.6
Stewart B. Reed(2)(4)                                   376,649          8.5           6.1
Barrett C. O'Donnell(5)                                 230,395          5.1           3.7
O'Donnell Davis, Inc.(6)                                165,395          3.7           2.7
Dr. David O. Ellis(7)                                   197,433          4.4           3.2


                                       17

                                                    SHARES OF COMMON STOCK             TOTAL
                                                         BENEFICIALLY                 VOTING
                                                            OWNED                      POWER
                                                  ------------------------------    ------------
NAME OF BENEFICIAL OWNER                                 NUMBER     PERCENT
------------------------                                 ------     -------

William J. Simione, Jr.(8)                               34,992            *             *
Robert J. Simione(9)                                     15,264            *             *
R. Bruce Dewey(2)(10)                                    10,152            *             *
Jack Arthur(10)                                          16,750            *             *
Winston R. Hindle, Jr.(2)                                 1,533            *             *
Kathryn B. McClellan(11)                                 15,093            *             *
Jesse I. Treu(12)                                       307,463          6.9           5.0
Edward K. Wissing(2)                                         --           --            --

All directors and executive officers as a group
   (16 persons)(13)                                   2,858,851         47.4          56.6

---------------------

* Less than 1%.

(1) Includes 995,108 shares issuable upon exercise of warrants held by Mestek. Does not include approximately 296,542 shares issuable upon an option held by Mestek. This option vests only as existing CareCentric options (which are all out of the money), warrants or conversion rights are exercised. For purposes of this table, we have assumed that John E. Reed has voting control of the securities held by Mestek. Mr. Reed expressly disclaims beneficial ownership of all shares of common stock underlying the Mestek warrants and the Mestek option.

(2)  The address is 260 North Elm Street, Westfield, Massachusetts 01085.

(3) Excludes 2,267 shares of common stock which are held by Mr. Reed's wife and 3,267 shares of common stock which are held by a family trust for which he is not trustee, to which he disclaims ownership. Excludes 291,842 shares of common stock which are held by John E. Reed as trustee for various family trusts, but for which he disclaims beneficial ownership; of the 291,842 shares disclaimed by John E. Reed, 225,921 shares are included in the shares listed as beneficially owned by his son, Stewart B. Reed, as described in note (4) below. Includes 89,458 shares of common stock owned by Sterling Realty Trust, a Massachusetts business trust of which John E.
     Reed is the trustee and of which he and a family trust are the beneficiaries. Includes 470,883 shares of common stock held by family trusts for the benefit of Mr. Reed. Includes 398,406 shares of Series D Preferred Stock, which are convertible into shares of common stock.

(4) Includes 225,921 shares of common stock which are owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee.

(5) Includes 84,196 shares issuable upon exercise of options. Mr. O'Donnell is a stockholder, director and officer of O'Donnell Davis, Inc. Accordingly, pursuant to Rule 13d-3 under the Exchange Act, he is deemed to be an indirect beneficial owner of CareCentric's securities beneficially owned by O'Donnell Davis, Inc.

(6)  Includes 34,196 shares issuable upon exercise of options.

(7) Includes 170,786 shares held by, and 6,189 shares issuable upon exercise of options by, Rowan Nominees Limited ("Rowan"). Rowan is nominee for EGL Holdings, Inc. Mr. Ellis is president and a director of EGL Holdings, Inc. Includes 1,837 shares held by Mr. Ellis' wife. Includes 8,019 shares issuable upon exercise of options.

(8)  Includes 24,148 shares issuable upon exercise of options.

(9)  Includes 13,056 shares issuable upon exercise of options.

(10) Includes 10,000 shares issuable upon exercise of options.

(11)  includes 15,000 shares issuable upon exercise of options.

(12) Includes  297,851  shares held by Domain  Partners III, LP and 9,612 shares held by DP III Associates, LP, each of whom are Delaware limited partnerships whose principal business is private investment. 38,856 of such shares are held in escrow subject to the terms of the Simione/CareCentric Solutions, Inc. merger agreement, of which 22,835 will be released and 16,021 will be cancelled when the settlement agreement discussed above is concluded. See "Compensation Committee Interlocks and Insider Participation" above. Mr. Treu is a general partner of the entity that is the sole general partner of the above named limited partnerships. Mr. Treu disclaims beneficial ownership of these shares. Mr. Treu resigned as a director of the Company in January 2001, and therefore his shares are excluded from directors and excutive officers as a group.

(13) Includes 199,804 shares issuable upon exercise of options and 995,108 shares issuable upon exercise of warrants. Includes 398,406 shares of Series D Preferred Stock, which are convertible into shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 1, 1998, the Company replaced an oral lease agreement with S&S Realty for the Company's Hamden, Connecticut office with a written agreement. Mr. William J. Simione, Jr., an officer and director of the Company, owns 45% of S&S Realty. Pursuant to the lease agreement, S&S Realty leases approximately 6,500 square feet to the Company for a term expiring on December 31, 2002. Rental payments for the year ended December 31, 1999 and 2000 totaled $147,000 and $142,675 respectively. The scheduled annual rental payments for each year of the remaining term may, upon thirty (30) days' written notice from S&S Realty, be increased by $5,850. In addition to these lease payments, the Company is obligated to pay its share of the office building's operating expenses, other than water, which is provided by S&S Realty. The lease payments were determined by negotiation between the parties. The Company believes that the terms of the lease agreement are at least as favorable as could have been obtained elsewhere for similar facilities from unaffiliated third parties.

     Mr. Robert J. Simione, the brother of Mr. William J. Simione, Jr. who is a director and Executive Vice President of CareCentric, is currently serving as a Senior Vice President of Simione Consulting. In addition, Mr. William J. Simione, III, the son of Mr. William J. Simione, Jr., is currently serving as a Consulting Manager of Simione. As compensation for his services, Mr. William J. Simione, III was paid $80,070 and $88,816 in 1999 and 2000, respectively. See "Executive Compensation" for further information.

     In connection with the execution of the amended merger agreement, Mr. Dewey was appointed President and Chief Executive Officer of CareCentric on September 9, 1999. Mr. Dewey retained his position of Senior Vice President and Secretary of Mestek. Mr. Dewey is paid $175,000 per year, three-quarters of which is paid by CareCentric, and the remaining one-quarter of which is paid by Mestek. This allocation reflects the expectation that Mr. Dewey will devote approximately three-quarters of his working time to his duties as President and Chief Executive Officer of CareCentric. See "Executive Compensation" above for further information.

     On November 11, 1999, Simione Central Holdings, Inc. (Simione) borrowed $500,000 from Barrett C. O'Donnell and $250,000 from David O. Ellis, both on an unsecured basis, and executed promissory notes in connection therewith. Dr. Ellis and Mr. O'Donnell are directors of the Company. When the CareCentric/MCS merger was completed on March 7, 2000, the Company succeeded to both of these obligations. The note payable to Dr. Ellis, which accrued interest at 9% per annum, was paid in full on July 12, 2000 in advance of its August 15, 2000 maturity. The note payable to Mr. O'Donnell included interest at 9% per annum, was scheduled to mature on May 11, 2002, and required quarterly payments of accrued interest. On August 8, 2000, the $500,000 note payable to Mr. O'Donnell, together with $100,000 of deferred salary, was cancelled in exchange for a $600,000 subordinated note, convertible into CareCentric common stock at a strike price of $2.51 per share, with interest at 9% per annum and a five-year maturity.

     In September 1999, Simione received $3.0 million in loan proceeds from Mestek, Inc. John E. Reed, the Chairman of CareCentric, is also the Chairman and Chief Executive Officer of Mestek. The Mestek loan accrued interest at the BankBoston prime rate plus 2%. When the MCS merger was completed, Mestek's note evidencing this loan and other loans described below were converted into Series B Preferred Stock and a warrant to purchase CareCentric common stock.

     In November 1999, Simione received an $850,000 loan from Mestek, to fund operating needs and continue the execution of product strategies in the fourth quarter of 1999. The $850,000 loan from Mestek was converted into newly issued Series C Preferred stock of Simione at the closing of the MCS merger on March 7, 2000.

     In February 2000, Simione received an additional $1.0 million of loan proceeds from Mestek. The loan proceeds were used to fund Simione's operating needs until completion of the merger with MCS, and carried the same terms and security as the $3.0 million loan received from Mestek in September 1999. On March 7, 2000, the merger with MCS was completed and Mestek's notes evidencing the $1.0 million and $3.0 million loans, together with an additional $2.0 million in cash from Mestek, were converted into Series B Preferred Stock and a warrant to purchase CareCentric common stock.

     In connection with the issuance of the Series B Preferred Stock of CareCentric described above, Mestek received a warrant to acquire up to 400,000 shares of the Company's common stock at a per share exercise price equal to $10.875. In connection with the waiver by Mestek of certain voting rights previously granted to it, Mestek received on June 12, 2000 a warrant to acquire up to 490,396 shares of the Company's common stock for a term of 3 years at a per share exercise price equal to $3.21. In connection with Mestek's guarantee of the Company's obligations under a line of credit from Wainwright Bank and Trust Company, Mestek received on July 12, 2000 a warrant to acquire up to 104,712 shares of the Company's common stock for a term of 3 years at a per share exercise price equal to $2.51. The aforementioned number of shares and per share prices are all on a split adjusted basis.

     The Company is obligated under a one year unsecured promissory note in the principal amount of $600,000 payable to Mestek, Inc. which bears interest at prime with interest payable semiannually and which matures on July 30, 2001. This note covers funds advanced by Mestek to CareCentric to cover payroll and accounts payable obligations incurred by the Company during the period of its transition of senior lenders from Silicon Valley Bank to Wainwright Bank and Trust Company.

     On June 22, 2000, the Company entered into a new financing facility (the J.
E. Reed Facility) provided by John E. Reed, Chairman of CareCentric and the Chairman and Chief Executive Officer of Mestek, Inc. The J. E. Reed Facility consists of a $6.0 million subordinated revolving line of credit, convertible into common stock of the Company at a strike price of $2.51 per share, with interest at 9% per annum and a five-year maturity. The J. E. Reed Facility can be drawn down by the Company as needed in $500,000 increments and is secured by a second position on substantially all of the Company's assets. Simultaneously with the closing of the J.E. Reed Facility, Mr. Reed made a $1.0 million equity investment in the Company in consideration for the issuance of 398,406 shares of the Company's Series D Preferred Stock, based on a per share price of $2.51.

Stockholder Return Performance Graph

     The graph set forth below shows a five-year comparison of cumulative total returns for the Common Stock, the Standard & Poor's SmallCap 600 Index and the Standard & Poor's Computer (Software and Services) - Mid-Cap Index. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Common Stock of the Company.


                                 [graph omitted]

                                                                          INDEXED RETURNS
                                               Base                        Years Ending
                                               Period         --------------------------------------------
Company / Index                                Dec. 95        Dec. 96     Dec. 97      Dec. 98     Dec. 99       Dec00
------------------------------------           -------        -------     -------      -------     -------
CARECENTRIC INC                                  100          265.35       276.92       57.69       57.69        20.00
S&P SMALLCAP 600 INDEX                           100          121.32       152.36      150.37      169.02       188.96
COMPUTER (SOFTWARE&SVC)-MID                      100          101.40       146.24      426.13      785.17       770.16


                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the Annual Meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. The quorum requirement for convening the Annual Meeting is the holders of a majority of the common stock of the Company issued and outstanding and entitled to vote being present in person or represented by proxy at the Annual Meeting.

                               SOLICITATION COSTS

     The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares of Common Stock in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock of the Company, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

                      STOCKHOLDER PROPOSALS AND NOMINATIONS
                           FOR THE 2002 ANNUAL MEETING

     A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's Proxy Statement for the 2002 Annual Meeting of Stockholders of the Company must deliver the proposal so that it is received by the Company no later than February 15, 2002. Notice of a shareholder proposal submitted outside the procedures of Rule 14a-8 will be considered untimely unless submitted by May 1, 2002. If a proposal is not submitted by that date, the persons named in our proxy for the 2002 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2002 annual meeting. The Company requests that all such proposals be addressed to Ana McGary, Secretary, 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 and mailed by certified mail, return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Effective June 9, 2000, the Company decided to appoint Grant Thornton LLP as the Company's independent accountants for the fiscal year ended December 31, 2000 and dismissed Arthur Andersen LLP. Grant Thornton had been the auditors for MCS prior to the MCS/Simione merger. The decision to change accountants was approved by the Audit Committee of the Board of Directors of the Company acting pursuant to authority delegated by the Board of Directors of the Company. The appointment of Grant Thornton is being submitted to the stockholders for approval as described above under "Proposal 3 - Approval of Appointment of Independent Public Accountants."

     None  of  the  "reportable   events"  described  in  Item  304(a)(1)(v)  of
Regulation S-K occurred with respect to the Company during the last three fiscal years or in the subsequent interim period to June 9, 2000.

     Except as described below, during the last two fiscal years and subsequent interim period to June 9, 2000, the Company did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item (304)(a)(2)(i) and
(ii) of Regulation S-K. Grant Thornton had been the auditor for MCS, Inc. for several years for the period preceding the merger. After the completion of the MCS/Simione merger, the historical financial statements of MCS, Inc. were deemed to be the financial statements of the Company. The Company consulted with Grant Thornton regarding the financial statements after the completion of the merger.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the Company's directors and executive officers, and any persons holding more than 10% of the Common Stock outstanding, are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and The Nasdaq Stock Market. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the Company's most recent fiscal year. To the Company's knowledge, all of these filing requirements were satisfied, except (1) Ms. McClellan filed one late Form 5 to report two option grants, and (2) Joann Hagenbuch filed one late Form 3. In making these disclosures, the Company has relied solely on its review of copies of the reports that have been submitted to the Company with respect to its most recent fiscal year.

                             REPORTS TO STOCKHOLDERS

     The Company will mail this Proxy Statement and a copy of its Form 10-K for the fiscal year ended December 31, 2000 (the "Form 10-K") to each stockholder entitled to vote at the Annual Meeting. Included in the Form 10-K are the Company's financial statements for the fiscal year ended December 31, 2000. The Form 10-K is not a part of the proxy solicitation material.


                                             /s/ CARECENTRIC, INC.


Atlanta, GA
April 30, 2001

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER
                                       OF
                         SIMIONE CENTRAL HOLDINGS, INC.


     PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by maintaining a continuously functional committee of independent directors. The Audit Committee's primary focus shall involve oversight functions to support the quality and integrity of the Company's accounting and financial reporting processes generally. The Audit Committee's functions shall not necessarily be limited to accounting and financial matters. The Audit Committee's primary duties and responsibilities are to:

     o Serve as an independent and objective party to review the financial statements and management's discussion and analysis of financial condition and results of operations contained in the Company's Annual Report.

     o Review and appraise the audit efforts of the Company's independent public accountants.

     o    Provide an open avenue of communication  among the independent  public
          accountants,   financial  and  senior  management  and  the  Board  of
          Directors.

     o Recommend to the Board of Directors appointment of the Company's independent public accountants.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

     In fulfilling its purpose, the Audit Committee shall be an active participant in some but not all communications between management and the Company's independent public accountants. It is understood that the Audit Committee does not provide special assurances on the Company's financial statements or financial reporting, but rather serves as one among other means to promote the integrity of the Company's financial statements and financial reporting.

     In fulfilling its duties and responsibilities, the Audit Committee acknowledges the independent public accountants' ultimate accountability to the Board of Directors and the Audit Committee, as representatives of shareholders. In addition, the Audit Committee as representatives of shareholders, acknowledges that it has the ultimate authority and responsibility to select, evaluate, and where appropriate, to replace the Company's independent public accountants.

     COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be qualified to be a member of the Audit Committee under the applicable rules set forth by the Securities and Exchange Commission and the National Association of Securities Dealers.

     The members of the Audit Committee shall be elected by the Board of Directors. Unless a Chair is elected by the full Board of Directors, the members of the Audit Committee may designate a chair by majority vote of the full Committee membership.

     MEETINGS

     The Audit Committee shall meet at least two times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management and the independent public accountants. The Audit Committee shall consider meeting separately with the auditors and management, and in any event shall encourage opportunities for such private communications to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee shall report on its meetings to the Board of Directors.

     RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

     Review and update this Charter periodically as conditions dictate and determine whether it has satisfied its responsibilities under this Charter during the prior year.

     Review the Company's annual financial statements and oversee reports or other financial information submitted to the Securities and Exchange Commission, or the public, including any certification, report, opinion, or review rendered by the independent public accountants.

     Monitor with financial management and the independent public accountants the Company's Forms 10-Q. The Committee shall focus in this regard shall particularly include any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management. Monitoring interim reports may be conducted without formal Audit Committee meetings.

     Prepare a report to be included in the Company's annual Proxy Statement regarding the Audit Committee's activities, in accordance with the requirements set forth by the Securities and Exchange Commission.

Independent Public Accountants

     Recommend to the Board of Directors the selection of the independent public accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent public accountants.

     On an annual basis, the Committee shall ensure the receipt of, and review, a formal written statement from the independent public accountants regarding delineating all relationships between the public accountant and the Company, consistent with Independence Standards Board Standard 1 and to actively engage in a dialogue with the independent public accountants regarding any disclosed relationships or services that may impact the objectivity and independence of the public accountant and for taking, or recommending that the Board of Directors take appropriate action to oversee the independence of the public accountant.

     Review the performance of the independent public accountants and approve any proposed discharge when circumstances warrant in accordance with the fact that the independent public accountants are ultimately responsible to the Board of Directors and to the Audit Committee as representatives of the Company's shareholders.

     Periodically consult with the independent public accountants (which, in the discretion of the Committee, may occur out of the presence of management) about internal controls and the quality and accuracy of the Company's financial statements.

Financial Reporting

     In consultation with the independent public accountants, monitor the integrity of the Company's financial reporting processes, both internal and external.

     Consider the independent public accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent public accountants and management.

Process Improvement

     Following completion of the annual audit, review with each of management and the independent public accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     Review any significant  disagreement  among  management and the independent
public   accountants  in  connection  with  the  preparation  of  the  financial statements.

     Review with the independent public accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Ethical and Legal Compliance

     As brought to the attention of the Audit Committee, review conflicts of interest transactions.

     Review the activities, organizational structure, and qualifications of the internal finance and accounting department.

     Review any legal matter that could have a significant impact on the Company's financial statements with the Company's counsel.

     Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's policies.

                                CARECENTRIC, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Winston R. Hindle, Jr. and Dr. David O. Ellis as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the offices of the CareCentric, Inc. (the "Company"), 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339, on July 31, 2001 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

     The Board of Directors recommends a vote FOR the election of all nominees named in Item 1 and FOR the Company's proposals set forth in Items 2, 3, and 4 below.


1.   ELECTION OF DIRECTORS

     FOR all nominees below (except              WITHHOLD AUTHORITY to vote for
     as marked to the contrary below).           all nominees below.

     R. Bruce Dewey, Dr. David O. Ellis, Winston R. Hindle, Jr., Barrett C. O'Donnell, John E. Reed, Edward K. Wissing and William J. Simione, Jr.

INSTRUCTION: To withhold authority to vote for an individual nominee, print that nominee's name on the line provided below.

             ------------------------------------------------------

2. Approval of an increase in the number of shares of CareCentric common stock reserved for issuance under the 1997 Omnibus Equity-Based Incentive Stock Option Plan from 450,000 shares to 900,000 shares.

         FOR    |_|            AGAINST    |_|           ABSTAIN    |_|


3. Ratification of the appointment of Grant Thornton LLP as independent accountants to audit the financial statements of the Company for the year ending December 31, 2001.

         FOR    |_|            AGAINST    |_|           ABSTAIN    |_|


             THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE
                  (continued and to be signed on reverse side)

                           (continued from other side)

4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting, provided the Company did not have notice of such business before the close of business on _________, 2001.

         FOR    |_|            AGAINST    |_|           ABSTAIN    |_|

The shares represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the election of the nominees, FOR the approval of the increase in shares reserved under the Simione Central Holdings, Inc. 1997 Omnibus Equity-Based Incentive Stock Option Plan and FOR the approval of the appointment of Grant Thornton LLP.



                                        Dated: ________________________, 2001


                                        _____________________________________
                                        Signature


                                        _____________________________________
                                        Signature if held jointly


                                        Please date, sign as name appears at the
                                        left, and return promptly. If the shares
                                        are  registered  in the  names of two or
                                        more  persons,  each should  sign.  When
                                        signing as Corporate  Officer,  Partner,
                                        Executor,   Administrator,   Trustee  or
                                        Guardian, please give full title. Please
                                        note  any   changes   in  your   address
                                        alongside the address as it appears on the proxy.



            PLEASE mark, sign, date and mail the Proxy Card promptly
                    using the enclosed postage-paid envelope.



1351002v3